[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.39

AMENDMENT #1 TO THE

“PROCESS DEVELOPMENT AND MANUFACTURING AGREEMENT”

BETWEEN

ONYX PHARMACEUTICALS, INC., and XOMA (US) LLC

This Amendment #1 to the Process Development and Manufacturing Agreement (the “Amendment”) is made and entered into on April 15, 2002 by and between ONYX Pharmaceuticals, Inc., a Delaware Corporation having its principal place of business at 3031 Research Drive, Richmond, California 94806 (“ONYX”), and XOMA (US) LLC, a Delaware limited liability company (“XOMA”) with offices at 2910 Seventh Street, Berkeley, California 94710.  ONYX and XOMA are sometimes referred to herein individually as a “Party” and collectively as “Parties.”

RECITALS

                Whereas ONYX and XOMA entered into a Process Development and Manufacturing Agreement, dated January 29, 2001, to engage XOMA to scale up and improve the process for the manufacture of ONYX-015, and to manufacture and supply ONYX-015 in bulk form for clinical trials and for the commercial launch of the ONYX-015 product, such that the Development Phase was to occur at a [ * ] liter scale and the commercial Manufacturing Phase was to occur at a [ * ] liter scale;

                Whereas the Parties desire to amend the Agreement as follows:

1.             Section 2.5(a) of the Agreement is deleted in its entirety, and the following substituted in its place:

2.5           Specifications; Changes to Specifications and Work Plan.

(a)           As of the Effective Date, ONYX and Pfizer have agreed upon the current Specifications for Drug Substance, which are attached hereto as Exhibit A.  ONYX may change the Specifications from time to time, after consulting with XOMA in advance as to such changes, and such revised Specifications shall replace the previous Specifications and shall be deemed to be part of this Agreement as Exhibit A.  A copy of the current Specifications for Drug Substance is attached to this Amendment as Exhibit A.  In particular, after XOMA has produced [ * ] releasable Batches of Drug Substance at the [ * ] Development Scale, the Project Team shall determine if any changes to the Specifications are desirable or required. In particular, the Parties expect that ONYX will change the Specifications as a result of process changes made during the Development Phase under Section 4 and the data obtained from registration Batches manufactured pursuant to Section 4.2, and that such modified Specifications will be consistent with FDA expectations for purity, potency, and other product characteristics.  ONYX and XOMA expect that the modified Specifications will be comparable to Specifications existing as of the Effective Date, particularly as regards purity and potency, except as these Specifications may require revision per the request of any Regulatory Authority (e.g., FDA, EMEA).

2.             Section 4.2(a) of the Agreement is deleted in its entirety, and the following substituted in its place:

4.2           Scale-up of Manufacture.

(a)           Establishment of Commercial Scale.  Subject to sections 4.2(c) and 4.3, in accordance with the Work Plan and as quickly as reasonably practicable, XOMA will scale up the manufacturing scale for Drug Substance to Commercial Scale, including, without limitation, performing process development work to improve the manufacturing process for Drug Substance that is transferred to XOMA pursuant to Section 4.1, increasing of the Drug Substance Yield, and addressing FDA expectations for quality (i.e., purity and potency).  The goal of such efforts will be the production of the first Batch at Commercial Scale of Drug Substance that meets Specifications and that results in an overall Drug Substance Yield of at least [ * ] (which Yield level will not be deemed pursuant to this Section 4.2(a) to be a Specification).  This minimum Yield percentage of [ * ] is an estimate based on production at the [ * ] fermentation bioreactor scale, and it is subject to confirmation and mutually agreed good faith adjustment by the Parties based upon initial manufacturing runs at Development Scale.

3.             Section 4.3 of the Agreement is deleted in its entirety, and the following substituted in its place:

4.3           Production at Development Scale.  Prior to the establishment of Commercial Scale per section 4.2(a), as quickly as reasonably practicable, but no later than [ * ], XOMA will initiate [ * ] cGMP Batches of Drug Substance at the   [ * ] liter Development Scale in calendar [ * ], and ONYX will receive all of each such Batch for purposes of (i) satisfying ONYX and Pfizer’s projected needs for a working stock of active ONYX-015 virus and for ONYX-015 supplies for critical clinical trials, (ii) generating experimental data to support proposed process changes, (iii) supporting the preparation and filing of appropriate documentation (e.g. a Drug master file or any new or amended INDs for ONYX-015 that ONYX or an ONYX Partner may file), and/or (iv)

supporting any BLA that ONYX or Pfizer may file for ONYX-015.  The Parties will consult as to ONYX’s additional needs for Development Scale Batches, based on its needs for the purposes set forth in this Section 4.3, and XOMA will consider in good faith any requests by ONYX for such additional production of Drug Substance at Development Scale, with any production to be included in the Work Plan only upon the Parties’ mutual agreement.  If XOMA produces any additional Development Scale Batch pursuant to this Section 4.3, then: (i) the Parties will agree upon an extension of the timeframes in Section 11.3(a) pursuant to which ONYX may terminate this Agreement without penalty; and/or (ii) the Parties will agree upon an extension of the period during which XOMA will manufacture the guaranteed minimum number of Batches so as to permit XOMA to recapture its economic benefits as contemplated in this Agreement.

In addition, as soon as practical but not later than [ * ], XOMA shall produce [ * ] cell suspension-adapted HEK 293 cell banks (to include [ * ]) in full compliance with cGMP and produced in Xoma’s cGMP cell banking facility. Each bank must contain at least       [ * ] vials (net of vials removed for QC testing and retains), and must meet Onyx specifications for suspension-adapted HEK 293 master or working cell banks (“Cell Bank Specifications”), as appropriate.   Additionally, Xoma shall use reasonable efforts to produce [ * ] additional cell suspension-adapted HEK 293 cell banks, also to include [ * ], in full compliance with cGMP and produced in Xoma’s cGMP cell banking facility. Each bank must also contain at least [ * ] vials (net of vials removed for QC testing and retains), and must meet Onyx specifications, as appropriate.  Copies of the current cell bank specifications are attached to this Amendment as Exhibits B and C.

4.             Section 5.4 of the Agreement is deleted in its entirety, and the following substituted in its place:

5.4           Commercial Supply Forecast.  On or before [ * ] Onyx will provide XOMA with a non-binding written [ * ] year forecast by calendar quarter of Onyx’s or any Onyx Partner’s anticipated orders for Drug Substance, based upon demand for clinical trials and commercial sales and upon reasonably anticipated dates for issuance of Regulatory Approvals for the ONYX-015 product and launch dates therefor.  This forecast shall be for facility planning purposes only and shall not constitute an order.  Onyx will update this forecast on a calendar quarterly basis.

5.             Section 6.2 of the Agreement is deleted in its entirety, and the following substituted in its place:

6.2           Space Fee.  Beginning with the calendar quarter commencing [ * ] and until production of the first registration Batch at Commercial Scale pursuant to Section 4.2(a), ONYX shall pay XOMA a dedicated space fee for the Suite of [ * ] per calendar quarter, payable on a calendar quarterly basis in advance by wire transfer of immediately available funds to an account designated by XOMA.  After the calendar quarter in which such first registration Batch is supplied to ONYX, no further dedicated space fee shall be payable.  Adjustment for the first two quarters of 2002 will be wired to XOMA promptly after signing this Amendment.

6.             Section 6.5 of the Agreement is deleted in its entirety, and the following substituted in its place:

6.5                   Milestone Payments. Within thirty (30) days of the achievement of each milestone set forth in this Section 6.5, ONYX will pay to XOMA the applicable milestone payment by wire transfer of immediately available funds to an account designated by XOMA.

                        (a)  Commercial Scale

Other than milestones for additional Yield improvements pursuant to Section 6.5(a)(ii), no Commercial Scale milestone payment will be payable more than once.

 (i) Initial Commercial Scale Batch Meeting Specifications and with Adequate Yield.  Upon production of the initial Batch at the [ * ]L Commercial Scale in compliance with Specifications and cGMP with the required minimum Yield pursuant to Section 4.2(a), as adjusted, ONYX will pay to XOMA a milestone payment of [ * ].

(ii)  Yield Improvements.  For each increase of [ * ] percentage points in manufacturing Yield in excess of [ * ] Yield (as such Yield level may be adjusted pursuant to Section 4.2(a)), as calculated at the completion of the first [ * ] Batches of Drug Substance at [ * ]L Commercial Scale that comply with the warranties in Section 8.1(a) pursuant to Sections 4.2(a) and (b), ONYX will pay to XOMA a milestone payment of [ * ].  Increases in Yield must be evidenced by the average Yield of the [ * ] Batches of Drug Substance (or, if the Yield for one Batch differs by at least [ * ] percentage points from the average Yield of the other [ * ] Batches, the average Yield of such [ * ] Batches and the next Batch at Commercial Scale that complies with the warranties in Section 8.1(a)) at or in excess of [ * ] Yield (as so adjusted).

For purposes of example:

If [ * ] consecutive Batches result in Yields of [ * ], respectively, XOMA will have earned an aggregate milestone payment of [ * ] as there has been a demonstrated Yield improvement of [ * ] percentage points, which is equal to [ * ] increments of [ * ] percentage points so that XOMA would receive [ * ] milestone payments of    [ * ].

If [ * ] consecutive Batches result in Yields of [ * ] respectively, and a [ * ] Batch results in a Yield of [ * ] the [ * ] Batch would be disregarded, and XOMA will have earned an aggregate milestone payment of [ * ] based upon the other [ * ] Batches, as there has been a demonstrated Yield improvement of [ * ] percentage points, which is equal to [ * ] increments of [ * ] percentage points so that XOMA would receive [ * ] milestone payments of [ * ]

Milestone payments for Yield improvements under this Section 6.5(b) shall be payable only once for each [ * ] percentage points of Yield improvement.

(b)                                 [ * ] Liter Development Scale

(i) Number of Batches and Production of Drug Substance

ONYX shall pay XOMA a milestone payment of [ * ] upon initiation of the  [ * ] run at [ * ] liter Development Scale provided all [ * ] runs are initiated during the calendar year [ * ] and further provided that at least [ * ] liter runs yield releasable Batches of Drug Substance.  In addition, during the calendar year [ * ] ONYX shall pay XOMA [ * ] for each releasable Batch of Drug Substance produced after the first [ * ] releasable Batches have been produced.

(ii)                                  Yield Improvements

ONYX shall pay XOMA a milestone payment of [ * ] for every incremental [ * ] point improvement in Drug Substance Yield evidenced by the average Yield of      [ * ] consecutive releasable Batches of Drug Substance, starting from the current baseline Yield of [ * ].  A given batch may be used only once for the purpose of determining an incremental Yield improvement under this Amendment.  The average Yield used to demonstrate attainment of each Yield improvement milestone will be used as the new baseline Yield for determining the next incremental Yield improvement milestone.

For purposes of example:

With regard to the initial milestone payment, if [ * ] consecutive releasable Batches result in Yields of [ * ] respectively, XOMA will have earned an aggregate milestone payment of [ * ] as there has been an average demonstrated Yield improvement over the [ * ] Batches of [ * ] percentage points, which is equal to      [ * ] increments of [ * ] percentage points above the initial baseline Yield of [ * ], so that XOMA would receive [ * ] milestone payments of [ * ].

In the above example, the average Yield for the [ * ] Batches of [ * ] would become the new baseline Yield for the next incremental Yield improvement milestone payment.  If the following [ * ] consecutive releasable Batches result in Yields of [ * ] respectively, XOMA will have earned an additional milestone payment of [ * ] as there has been a demonstrated Yield improvement over the [ * ] Batches of [ * ] percentage points, which is equal to [ * ] increments of [ * ] percentage points above the new baseline Yield of [ * ]

(c)           Regulatory Approval for Facility.  Upon licensure by the FDA of ONYX-015 for manufacture of Drug Substance by XOMA at the Facility, ONYX will pay to XOMA a milestone payment of [ * ]

7.             Section 11.3(a) of the Agreement is deleted in its entirety, and the following substituted in its place:

(a)           Delay in Performance by XOMA.  If ONYX has not materially breached its obligations to assist XOMA or enable XOMA’s performance under this Agreement, then ONYX may terminate this Agreement without penalty or further obligation to XOMA (except as otherwise stated in this Section 11.3) upon at least ninety (90) days prior written notice if:

(i)            XOMA has not initiated manufacture of Drug Substance (defined as thawing a vial of cells in preparation for manufacturing a Batch of Drug Substance) in the Suite by [ * ]

(ii)           XOMA has not manufactured and supplied to ONYX or its designee a Batch of Drug Substance meeting the then current Specifications at the [ * ]L Development Scale by [ * ], provided that ONYX has not significantly delayed the timelines for the Project due to ONYX’s decisions based on changed needs for ONYX-015 for clinical trials or on implementation of process changes;

(iii)         XOMA has not manufactured and supplied to ONYX or its designee a Batch of Drug Substance at [ * ]L Commercial Scale meeting the then-current Specifications by [ * ], provided that ONYX has not significantly delayed the timelines for the Project due to ONYX’s decisions based on changed needs for ONYX-015 for clinical trials on implementation of process changes; or

(iv)          After the Attainment of Commercial Scale, XOMA fails to successfully manufacture the number of Batches of Drug Substance ordered by ONYX in compliance with its guaranteed minimum annual number of Batches in any applicable twelve (12) month period under Section 5.2.

If ONYX’s actions, inactions (e.g. ONYX’s failure to provide raw materials, etc., pursuant to Section 2.1(b)) or decisions cause a delay in achievement of the target dates in this Section 11.3(a), ONYX and XOMA will in good faith agree upon an extension of the target dates.  If ONYX terminates this Agreement pursuant to this Section 11.3(a), ONYX will reimburse XOMA for all appropriate costs under this Agreement incurred by XOMA to the date of notice of termination by ONYX for services performed, for commitments that cannot be canceled, and for resources that cannot be reallocated, and for all other costs that XOMA incurs in transferring the technology to ONYX or a Third Party at ONYX’s request pursuant to Section 7.1(b).  XOMA will use diligent, commercially reasonable efforts to minimize any costs or obligations that cannot be canceled and to reallocate any resources that were dedicated to the Project.

8.             Counterparts.  This Amendment may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first set forth above.

XOMA (US) LLC		ONYX PHARMACEUTICALS, INC.

By:	/s/ Clarence L. Dellio	By:	/s/ Hollings C. Renton

Name:	Clarence L. Dellio	Name:	Hollings C. Renton

Title:	Senior Vice President, Operations	Title:	Chief Executive Office

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Appendix A

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Appendix b

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Appendix c

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.